Exhibit 3.3
CERTIFICATE OF DESIGNATION
OF
SERIES B PREFERRED STOCK
OF
INNVENTURE, INC.
FILED IN THE OFFICE
OF
THE DELAWARE SECRETARY OF STATE
ON OCTOBER 2, 2024

Pursuant to Section 151
of the
General Corporation Law of the State of Delaware

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Innventure, Inc., a corporation duly organized and validly existing under the State of Delaware (the “Company”), does hereby submit the following:

WHEREAS, the Amended and Restated Certificate of Incorporation of the Company (as amended, restated, supplemented or otherwise modified from time to time, the “Certificate of Incorporation”) authorizes the issuance of up to 25,000,000 shares of Preferred Stock, with a par value of $0.0001 per share, of the Company (“Preferred Stock”) in one or more series; and expressly authorizes the Board of Directors of the Company (the “Board of Directors”) to cause the issuance of the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and other rights, if any, and the qualifications, limitations or restrictions thereof; and

WHEREAS, on October 2, 2024, the Board of Directors approved and adopted the following certificate of designation (this “Certificate”) for purposes of issuing shares of Preferred Stock designated as a series known as “Series B Preferred Stock”, with each such share having the designations, powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, as set forth in this Certificate.

NOW THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby provides out of the unissued shares of the Preferred Stock a series of Preferred Stock designated as “Series B Preferred Stock” and authorizes for issuance 3,000,000 shares of the Series B Preferred Stock (as defined below), and hereby fixes the designations, powers, preferences and other rights, and the qualifications, limitations and restrictions of the Series B Preferred Stock, as follows:

1.Designation.
(a)Series B Preferred Stock. A total of 3,000,000 shares of Preferred Stock shall be designated as a series known as “Series B Preferred Stock” (the “Series B Preferred Stock”), which Series B Preferred Stock will have the designations, powers, preferences and relative, participating, optional, special and other rights, and the qualifications, limitations and restrictions set forth in this Certificate.
2.Ranking; Liquidation. With respect to payment of dividends, the Series B Preferred Stock shall rank senior in priority of payment to all Junior Stock and Parity Stock in any liquidation, dissolution, winding up or distribution of the Company, and junior to any existing or future secured or unsecured indebtedness and other liabilities (including trade payables) of the Company. With respect to (a) distribution of assets and (b) all other liquidation, winding up, dissolution, dividend and redemption rights, the Series B Preferred Stock shall rank pari passu in priority of payment to all Parity Stock and senior in priority of payment to all Junior Stock in any liquidation, dissolution, winding up or distribution of the Company, and junior to any existing or future secured or unsecured indebtedness and other liabilities (including trade payables) of the Company.
3.Voting.
(a)Generally. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of the stockholders in lieu of a meeting), each Holder shall be entitled to cast the number of votes per each whole shares of Series B Preferred Stock held by such Holder as of the record date for determining stockholders entitled to vote on such matter (or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited) equal to (i) the Original Issue Price as of the record date for determining stockholders entitled to vote on such matter (or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited) divided by (ii) $10.35. Except as provided by law or by the other provisions of this Certificate, Holders shall vote together with the holders of Common Stock as a single class and as provided pursuant to this Section 3(a). Notwithstanding the foregoing, the Holders of shares of Series B Preferred Stock shall not be entitled to any voting rights in respect of such shares of Series B Preferred Stock, at any stockholders’ meeting or in any written consent of stockholders, in each case to the extent, and only to the extent, that such Holders would have the right to a number of votes in respect of such Holders’ shares of Voting Stock of the Company in excess of 19.99% of the then-outstanding Stockholder Voting Power. For the avoidance of doubt, the Holders of shares of Series B Preferred Stock shall not be entitled to any voting rights at any stockholders’ meeting or in any written consent of the stockholders, in each case to the extent, and only to the extent, that the issuance, delivery, conversion or convertibility of such Series B Preferred Stock would result in such Holder or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning in excess of the Threshold Amount prior to such voting rights being approved by the Company’s stockholders (whether approved through a special meeting of the Company’s stockholders or otherwise) in accordance with the stockholder approval requirements of Nasdaq Marketplace Rule 5635 (or any equivalent rule or requirement of the applicable exchange or automated quotation system on which the Common Stock is then listed or quoted) (the “Requisite Stockholder Approval”).
(b)Written Consent; Meetings. A consent or affirmative vote of the Holders may be given or obtained either in writing without a meeting, or in person or by proxy at a regular annual meeting, or a special meeting of stockholders or Holders.
4.Dividends.
(a)All Dividends are prior to and in preference over any dividend on any Junior Stock or Parity Stock and shall be declared and fully paid before any dividends are declared and paid, or any other distributions are made, on any Junior Stock or Parity Stock. Dividends shall be payable to the Holders as they appear on the records of the Company on the record date for such Dividends, which, to the extent the Board of Directors determines to declare Dividends in respect of any Dividend Period, shall be the date that is 10 Business Days prior to the applicable Dividend Payment Date, and which record date and Dividend Payment Date, to the extent so determined, shall be declared by the Board of Directors during each Dividend Period on the date that is at least 15 Business Days prior to the Dividend Payment Date and five Business Days prior to the record date.
(b)From and after the Initial Issue Date, preferential cumulative dividends (“Dividends”) shall accrue on the total number of shares of Series B Preferred Stock held by a Holder on an annual basis and in arrears as 8.0% of the Liquidation Preference (the “Dividend Rate”). Dividends will be due and payable annually in arrears as payment in kind on each Dividend Payment Date.
(c)The Holders of Series B Preferred Stock will be entitled to receive all dividends and other distributions of cash and other property as may be declared on the Common Stock by the Board of Directors from time to time out of assets or funds of the Company legally available therefor, as if all shares of the Series B Preferred Stock held by such Holder had been converted into the applicable number of shares of Common Stock pursuant to Section 6 on the day any such dividend was declared.
5.Amendments and Waivers. So long as any shares of Series B Preferred Stock remain outstanding, and unless a greater percentage is required by law, the Company shall not, without the affirmative vote or written consent of the Holders of 51% of the then-outstanding Series B Preferred Stock, voting separately as one class, amend, alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock, or waive the compliance of any of the covenants included in this Certificate; provided, however, that the Company shall not effect any of the following matters without the consent of each Holder that is adversely affected thereby:
(a)reduce the Dividend Rate or alter the timing or method of payment of any Dividends pursuant to Section 4;
(b)authorize the issuance of any series of Preferred Stock of the Company that is senior to the Series B Preferred Stock with respect to any rights referenced in Section 2 of this Certificate; or
(c)reduce the Original Issue Price.
6.Conversion.
(a)Mandatory Conversion.
(i)All shares of Series B Preferred Stock will be converted into shares of Common Stock (the “Mandatory Conversion”) on the fifth anniversary of the Initial Issue Date.
(ii)Mechanics of Conversion. Prior to such date of conversion, the Company shall send all Holders written notice. Such notice will contain the time (“Mandatory Conversion Time”) and the place designated for mandatory conversion of all such shares of Series B Preferred Stock pursuant to this Section 6(a). Such notice will be sent at least 7 days in advance of the Mandatory Conversion Time. Upon receipt of such notice, each Holder that holds shares of Series B Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice. If so required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the Holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series B Preferred Stock converted pursuant to this Section 6(a) will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the Holders thereof, upon surrender of any certificate or certificates of such Holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 6(a)(ii). As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series B Preferred Stock, the Company shall issue and deliver to such Holder, (A) a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof or (B) a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.
(b)Holder Conversion Right.
(i)Upon the Effectiveness Date, each Holder may convert all of its shares of Series B Preferred Stock into shares of Common Stock (the “Holder Conversion Right” and together with the Mandatory Conversion, each a “Conversion Right”).
(ii)Mechanics of Conversion. In order for a Holder to voluntarily convert all of such Holder’s shares of Series B Preferred Stock into shares of Common Stock, such Holder shall (A) provide written notice to the Company’s transfer agent at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent) that such Holder elects to convert all of such Holder’s shares of Series B Preferred Stock and (B), if such Holder’s shares are certificated, surrender the certificate or certificates for such shares of Series B Preferred Stock (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent). Such notice shall state such Holder’s name. If required by the Company, any certificates surrendered for oconversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his, her or its attorney duly authorized in writing. Unless a later time and date is otherwise specified by the Company, the close of business on the date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Company shall, as soon as practicable after the Conversion Time issue and deliver to such Holder, (y) a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof or (z) a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.
(c)Conversion Rate. Upon the exercise of or occurrence of a Conversion Right, the conversion rate will equal a fraction whose numerator is the Original Issue Price and whose denominator is the lesser of (i) the Reset Conversion Price or (ii) $12.50 (such rate as determined by this Section 6(c), the “Conversion Rate”).
(d)Number of Shares Issuable Upon Conversion. The number of shares of Common Stock that each Holder will receive upon conversion of all of such Holder’s shares of Series B Preferred Stock will be the number of shares equal to the Conversion Rate multiplied by the number of shares of Series B Preferred Stock held by such Holder; provided that no fractional shares shall be issued upon the exercise or occurrence of any Conversion Right. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise or occurrence of such Conversion Right, the Company shall round up to the next whole share.

(e)Effect of Conversion. All shares of Series B Preferred Stock which shall have been surrendered for conversion under this Section 6 shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor.
(f)Nasdaq Conversion Limits. Any proposed conversion will be reviewed and addressed in accordance with Article VII of the Investment Agreement for compliance with Nasdaq conversion limits.
7.Certain Adjustments
(a)Stock Dividends and Stock Splits. If the Company, at any time while the Series B Preferred Stock is outstanding: (a) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, will not include any shares of Common Stock issued by the Company upon conversion of this Series B Preferred Stock or payment of a dividend on this Series B Preferred Stock); (b) subdivides outstanding shares of Common Stock into a larger number of shares; (c) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (d) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price will be multiplied by a fraction of which the numerator will be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator will be the number of shares of Common Stock, or in the event that clause (d) of this Section 7 will apply shares of reclassified capital stock, outstanding immediately after such event. Any adjustment made pursuant to this Section 7 will become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and will become effective immediately after the effective date in the case of a subdivision, combination or re-classification.
(b)Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series B Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the limitation of the Threshold Amount) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Threshold Amount, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance by the Company for the Holder (which shall not give the Holder any power to vote or dispose of such Purchase Rights) until such time, if ever, as its right thereto would not result in the Holder exceeding the Threshold Amount).
8.Rights and Remedies of Holders.
(a)The various provisions set forth under this Certificate are for the benefit of the Holders and, subject to the terms and conditions hereof and applicable law, will be enforceable by them, including by one or more actions for specific performance.
(b)Except as expressly set forth herein, all remedies available under this Certificate, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.

9.Definitions. As used in this Certificate, the following terms shall have the meanings specified below:
“Board of Directors” shall have the meaning assigned to such term in the recitals hereof.
“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of New York are not open for the transaction of normal banking business.
“Certificate” shall have the meaning assigned to such term in the recitals hereof.
“Certificate of Incorporation” shall have the meaning assigned to such term in the recitals hereof.
“Closing Price” means the last price at which the Common Stock of the Company traded at during a regular trading session for a given day.
“Common Stock” means any shares of common stock, par value $0.0001, of the Company that are listed and traded on Nasdaq under the name and ticker “INV.”
“Common Stock Equivalents” means any securities of the Company or the subsidiaries of the Company, whether or not vested or otherwise convertible or exercisable into shares of Common Stock at the time of such issuance, which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock, and excluding shares of Common Stock issuable upon conversion of the Series B Preferred Stock.
“Company” shall have the meaning assigned to such term in the recitals hereof.
“Conversion Rate” shall have the meaning assigned to such term in Section 6(c).
“Conversion Right” shall have the meaning assigned to such term in Section 6(b)(i).
“Conversion Time” shall have the meaning assigned to such term in Section 6(b)(ii).
“Dividend Payment Date” means the last day of the last quarter in each fiscal year of the Company (or, if such date is not a Business Day, the immediately succeeding Business Day), following the Initial Issue Date.
“Dividend Period” means the period commencing on and including a Dividend Payment Date that ends on, but does not include, the next Dividend Payment Date; provided that the initial Dividend Period shall commence on and include the Initial Issue Date and end on, but not include, the first Dividend Payment Date.
“Dividend Rate” shall have the meaning assigned to such term in Section 4(b).
“Dividends” shall have the meaning assigned to such term in Section 4(b).
“Effectiveness Date” means, with respect to the Registration Statement, the date on which the Registration Statement is declared effective by the SEC.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, as in effect from time to time.
“Holder” means, as of the relevant date, any Person that is the holder of record of at least one share of Series B Preferred Stock, as of such date.
“Holder Conversion Right” shall have the meaning assigned to such term in Section 6(b)(i).
“Initial Holders” means the Persons listed on Schedule I attached hereto.
“Initial Issue Date” means October 2, 2024.
“Investment Agreement” shall have the meaning assigned to such term in Section 10(a).
“Junior Stock” means (i) Common Stock and (ii) any other preferred stock, other than the Series A Preferred Stock, if issued, and any other equity interest of the Company, in each case which by its terms ranks junior to the Series B Preferred Stock with respect to payment of dividends and/or distribution of assets.
“Liquidation Preference” means, with respect to a Holder, the Original Issue Price, multiplied by the number of shares of Series B Preferred Stock held by such Holder.
“Mandatory Conversion” shall have the meaning assigned to such term in Section 6(a)(i).
“Mandatory Conversion Time” shall have the meaning assigned to such term in Section 6(a)(ii).
“Minimum Price” shall have the meaning assigned to such term in Nasdaq Listing Rule 5635(d).
“Nasdaq” means the Nasdaq Stock Market.
“Nasdaq Official Closing Price” means the closing price for a share of Common Stock as reported on the “Historical NOCP” section of the web site Nasdaq.com for the ticker symbol “INV.”
“Original Issue Price” means $10.00 per share of Series B Preferred Stock.
“Parity Stock” means the Series A Preferred Stock, if issued, and any equity interest of the Company hereinafter created which by its terms ranks pari passu with the Series B Preferred Stock.
“Person” means any individual, corporation, limited liability company, partnership (including limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Preferred Stock” shall have the meaning assigned to such term in the recitals hereof.

“Purchase Rights” shall have the meaning assigned to such term in Section 7(b).
“Redemption Date” shall have the meaning assigned to such term in Section 6(a).
“Redemption Notice” shall have the meaning assigned to such term in Section 6(b).
“Register” means the securities register maintained in respect of the Series B Preferred Stock by the Company, or, to the extent the Company has engaged a transfer agent, such transfer agent.
“Registration Statement” means a registration statement registering the resale of the shares of Common Stock issued to each Holder upon conversion of such Holder’s shares of Series B Preferred Stock pursuant to Section 6.
“Requisite Stockholder Approval” shall have the meaning assigned to such term in Section 3(a).
“Reset Conversion Price” means the greater of (a) $5.00 and (b) the 10-Trading Day volume-weighted average Closing Price of the Common Stock.
“SEC” means the United States Securities and Exchange Commission.
“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided, that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Series A Preferred Stock” means any shares of preferred stock of the Company designated as “Series A Preferred Stock” with a par value of $0.0001.
“Series B Preferred Stock” shall have the meaning assigned to such term in Section 1(a).
“Stockholder Voting Power” means the aggregate number of votes which may be cast by holders of the Company’s Voting Stock, with the calculation of such aggregate number of votes being conclusively made for all purposes under this Certificate and the Certificate of Incorporation, absent manifest error, by the Company based on the Company’s review of the Register, the Company’s other books and records, each holder’s public filings pursuant to Section 13 or Section 16 of the Exchange Act and any other written evidence satisfactory to the Company regarding any holder’s beneficial ownership of any securities of the Company.
“Threshold Amount” means 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to an applicable Conversion Right.

“Trading Day” means a day on which Nasdaq is open for trading.
“Voting Stock” means the Common Stock, the Series B Preferred Stock and any other capital stock of the Company having the right to vote generally in any election of directors of the Board of Directors.
10.Interpretation.
(a)This Certificate (including the Schedules hereto) together with that certain Investment Agreement, dated as of the date hereof, entered into by and among the Company and the parties set forth on Schedule I thereto (the “Investment Agreement”), constitutes the full and entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.
(b)Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.
(c)The headings are for convenience only and shall not be given effect in interpreting this Certificate. References herein to any Section shall be to a Section hereof unless otherwise specifically provided.
(d)References herein to any law shall mean such law, including all rules and regulations promulgated under or implementing such law, as amended from time to time and any successor law unless otherwise specifically provided. Except as otherwise stated in this Certificate, references in this Certificate to any contract(s) or written agreement(s) shall mean such contract or written agreement as in effect on the Initial Issue Date, regardless of any subsequent replacement, refunding, refinancing, extension, renewal, restatement, amendment, supplement or modification thereof or thereto and regardless of whether the Company is, remains, was, or has ever been, a party thereto.
(e)The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Certificate, refer to this Certificate as a whole (including Schedule I hereto) and not to any particular provision of this Certificate.
(f)The use of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provisions of this Certificate.
(g)Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(h)The word “will” shall be construed to have the same meaning as the word “shall.” With respect to the determination of any period of time, “from” shall mean “from and including.” The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(i)All references to “$”, currency, monetary values and dollars set forth herein shall mean U.S. dollars.
(j)When the terms of this Certificate refer to a specific agreement or other document or a decision by any body or Person that determines the meaning or operation of a provision hereof, the secretary of the Company shall maintain a copy of such agreement, document or decision at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor.
(k)Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Holders that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Initial Issue Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

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IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by a duly authorized officer this 2nd day of October, 2024.

COMPANY

INNVENTURE, INC.

By: /s/ Gregory W. Haskell
Name: Gregory W. Haskell
Title: Chief Executive Officer
[Signature Page to Series B Certificate of Designation]

Schedule I
Initial Holders
1.Albert Aaron Berg and Ethel C. Mason Berg
2.Anthony Bradshaw and Kelly Bradshaw
3.Brentton Lindsey
4.Charles Alan Runyan
5.Christopher Corley
6.Clifton Simmons
7.Dr. Chi Lim
8.Frank M Shaw
9.Gabriel Eljach
10.James Nathan Galbreath
11.Javid Mu'az Baksh Living Trust
12.Kaitlan Hawkins
13.Matthew Sellers and Holly Sellers
14.Rakeshdeep Dhillon
15.SP3 Investments LLC
16.The Irrevocable Aloha Trust
17.Vikash Patel
18.WILLIAM J STEPHAN REVOCABLE TR
19.Michael Haughton and Kristin Haughten
20.Commonwealth Asset Management LP
21.TDC Ventures, LP